Exhibit 99.1
TPG Expands Board of Directors
 SAN FRANCISCO & FORT WORTH, Texas – December 15, 2023 – TPG Inc. (NASDAQ: TPG), a leading global alternative asset management firm, announced today that Nehal Raj, Jeffrey Rhodes, and Josh Baumgarten have joined the firm’s Board of Directors. Raj and Rhodes serve as Co-Managing Partners of TPG Capital, the firm’s US and European private equity business, and Baumgarten, as Co-Managing Partner of TPG Angelo Gordon, the firm’s diversified credit and real estate investing platform.
 “On behalf of the board and leadership team, we are pleased to welcome Nehal, Jeff, and Josh to the TPG board,” said Jon Winkelried, CEO of TPG. “Nehal, Jeff, and Josh are some of our firm’s most accomplished leaders, each with a long track record of building and scaling businesses, managing and growing teams, and creating significant value for our limited partners and shareholders.”
 Raj and Rhodes have been with the firm for nearly 20 years and have been instrumental in building TPG’s market-leading sector franchises in software and enterprise technology, and healthcare, respectively. They assumed the role of Co-Managing Partners of TPG Capital in 2021 and have been strong contributors to fundraising and business-building at the firm. Baumgarten brings more than 20 years of experience in credit investing, business-building, and firm management to the TPG board. Prior to TPG’s acquisition of Angelo Gordon, he served as Co-CEO of the firm and led its credit business.
 “Nehal, Jeff, and Josh are talented leaders who embody the best of TPG – our culture of investment excellence, focus on partnership, and commitment to innovation,” said Jim Coulter, Co-Founder and Executive Chairman of TPG. “Their insights, judgement, and deep understanding of industry make them great additions to the board.”
 The expanded board reflects the breadth of TPG’s platform following the recent closing of the Angelo Gordon acquisition, which today spans a broadly diversified set of investment strategies including private equity, impact, credit, real estate, and market solutions.
 About TPG
TPG is a leading global alternative asset management firm, founded in San Francisco in 1992, with $212 billion of assets under management and investment and operational teams around the world. TPG invests across a broadly diversified set of strategies, including private equity, impact, credit, real estate, and market solutions, and our unique strategy is driven by collaboration, innovation, and inclusion. Our teams combine deep product and sector experience with broad capabilities and expertise to develop differentiated insights and add value for our fund investors, portfolio companies, management teams, and communities.
Shareholder:
Gary Stein
212-601-4750
shareholders@tpg.com
Media:
Luke Barrett
415-743-1550
media@tpg.com